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                                  EXHIBIT 10.15

                                  AMENDMENT ONE
                                     TO THE
                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT
                              FOR EMBEDDED PRODUCTS
                                     BETWEEN
                                     SAP AG
                                       AND
                            BACKWEB TECHNOLOGIES LTD.

This document ("Amendment One") amends the Software License and Distribution Agreement between SAP AG. ("SAP") and BackWeb Technologies Ltd. ("BackWeb") dated March 17, 1999 and all amendments and addenda thereto (the "Agreement").

The parties hereby agree to amend the Agreement as follows:

1.      Delete Section 1.7, restate it in its entirety as follows:

        ""Not for Distribution Use" or "NDR" shall mean use of the Software Products for SAP or Applicable Entities including Consulting Partners of SAP or Applicable Entities, for demonstrations to prospects and internal personnel of such entities and use of the Software Products embedded in the SAP Software for SAP or Applicable Entities for restricted trials by such prospects, such trials shall be restricted to non-productive use and not to exceed 180 days."

2.      In Section 5.3, add the following new paragraph at the end of such
        Section:

        "BackWeb is informed by SAP that SAP intends to adopt a new or alternative licensing model under which SAP will license its customers to use the entire suite of SAP's products or modules for the applicable licensed users. Under such license model, it is projected that only a certain percentage of a licensee's licensed users will use the SAP Software, but SAP will not limit usage of the SAP Software. In the event that SAP uses such a license model for a customer, SAP shall use its best efforts to determine (i) the initial actual number of Mobile Named Users or (ii) a reasonable estimation of the number of Mobile Named Users who will be using the SAP Software within two years from starting with productive usage of the SAP Software. SAP shall report such actual and estimated number of Mobile Named Users as set forth in this Section. Fees shall be due and payable to BackWeb based on the actual or estimated number of Mobile Named Users. For the avoidance of doubt, BackWeb and SAP agree that a mobile sales and/or a mobile service user is to be counted only as one (1) Mobile Named User. Thereafter, SAP shall review the deployment or usage of the SAP Software with each such licensee every twelve months after two years from starting with productive usage. SAP shall adopt usage, tracking, and monitoring procedures to ensure accurate measurement of actual or deployed Mobile Named Users. SAP shall also report to BackWeb any recognized increase in the number of actual or deployed Mobile Named Users from the number of Mobile Named Users previously reported to BackWeb. SAP shall be obligated to pay additional fees as specified in this Agreement based on the increased numbers of Mobile Named Users reported to BackWeb. The parties agree to discuss in good faith the terms of this paragraph every six (6) months."

Subject to the modifications herein, the Agreement shall remain in full force and effect.

The Effective Date of this Amendment One is 9 June, 2000.

SAP AG                                   BACKWEB TECHNOLOGIES LTD.

By:     /s/ Henning Kagermann            By:    /s/ Gwen Spertell
    --------------------------------        ------------------------------------

Name:   Prof. Dr. Henning Kagermann         Name:  Gwen Spertell
     -------------------------------             -------------------------------

Title:  Co-Chairman and CEO                 Title: SVP
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By:     /s/ Karl-Heinz Hess
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Name:   Karl-Heinz Hess
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Title:  Extended Executive Board
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